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                                                                     Exhibit 5.1


July 21, 2004

WII Components, Inc.
525 Lincoln Avenue, SE
St. Cloud, Minnesota 56304

Ladies and Gentlemen:

We have acted as counsel for WII Components, Inc., a Delaware corporation ("WII Components"), and to its subsidiaries Woodcraft Industries, Inc., a Minnesota corporation ("Woodcraft"), Brentwood Acquisition Corp., a Minnesota corporation PrimeWood, Inc., a North Dakota corporation and Grand Valley Acquisition, Inc. (collectively, the "Subsidiary Guarantors" and together with WII Components, the "Companies"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by WII Components to exchange up to $120 million aggregate principal amount of its 10% Senior Notes due 2012 (the "New Notes") for its existing 10% Senior Notes due 2012 (the "Old Notes" and such offer, the "Exchange Offer"). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of February 18, 2004 (the "Indenture"), by and among the Companies and U.S. Bank, N.A., as Trustee (the "Trustee") and Supplemental Indenture dated as of June 25, 2004 by and among the Companies and the Trustee uprsuant to which the Subsidiary Guarantors guarantee the obligations of WII Components under the Old Notes and, upon consummation of the Exchange Offer, the obligations of WII Components under the New Notes (the "Subsidiary Guarantees"), as contemplated by the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of February 12, 2004, by and among WII Components, the Subsidiaries and Credit Suisse First Boston LLC, as representative of the initial purchasers (as defined therein).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein, (ii) the Certificate of Incorporation or Articles of Incorporation, as applicable, of each of the Companies, (iii) such records of the corporation and proceedings of the Companies as we deemed material, (iv) the Indenture, (v) the Registration Rights Agreement, (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement and (vii) the form of the New Notes. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate and company records of the Companies, and such other instruments and other certificates of public officials, officers and representatives of the Companies and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

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WII Components, Inc.
July 21, 2004
Page 2


In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

In rendering the opinions expressed below, we express no opinion other than as to the laws of the United States and the Commonwealth of Massachusetts and the Delaware General Corporation Law (collectively, the "Delaware Statutes") and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Also, for purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, insofar as they relate to the enforceability against the Subsidiary Guarantors, we have assumed that each Subsidiary Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations therein or undertakings in connection therewith, and that prior to and after consummation of the transaction contemplated by the Indenture and Guarantees to which they are party, each Subsidiary Guarantor is not insolvent, rendered insolvent or left with unreasonably small capital within the meaning of applicable laws.

Based on and subject to the foregoing, we are of the opinion that

1. When the New Notes (in the form examined by us) have been duly executed by WII Components, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of WII Components enforceable against WII Components in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and

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WII Components, Inc.
July 21, 2004
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     judicial decisions upon the availability and enforceability of certain remedies, including without limitation the remedy of specific performance.

2. The Subsidiary Guarantees have been duly executed by the Subsidiary Guarantors and constitute valid and binding obligations of the Subsidiary Guarantors enforceable against the Subsidiary Guarantors in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including without limitation the remedy of specific performance.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.



Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP